Exhibit 99.1

XTENT Announces First Quarter 2008 Financial Results

Six-month CUSTOM III long and multi-lesion clinical trial data to be presented as late-breaking data at EuroPCR on Tuesday, May 13

MENLO PARK, Calif., April 28, 2008 - XTENT, Inc. (Nasdaq: XTNT) today reported financial results for the first quarter ended March 31, 2008.

The company reported a net loss of $12.5 million, or $0.54 per share, for the first quarter of 2008, compared to a net loss of $7.9 million, or $0.55 per share, for the first quarter of 2007. The company’s net loss for the first quarter of 2008 was based on weighted average shares outstanding of 22.9 million as compared to 14.5 million weighted average shares outstanding for the first quarter of 2007. At March 31, 2008, XTENT had cash, cash equivalents and short-term investments of $46.5 million.

Research and development expenses increased to $9.4 million in the first quarter of 2008 from $6.2 million for the same period in 2007, primarily due to an increased number of research and development personnel, expenditures for prototype parts and supplies as well as costs incurred for clinical trials. General and administrative expenses were $3.4 million in the first quarter of 2008 versus $2.5 million for the same period in 2007, primarily due to an increase in personnel and other related costs.

“We continue to make progress toward bringing the next generation in drug-eluting stent technology to physicians and their patients with coronary artery disease,” said Gregory D. Casciaro, XTENT’s President and CEO. “We are privileged to report that our CUSTOM III trial results have been selected for presentation during the Late-Breaking Trials session at the premiere international interventional cardiology meeting (EuroPCR) held next month in Barcelona, Spain.”

CUSTOM III Long and Multi-lesion Trial Six-Month Data To Be Presented At EuroPCR

Six-month follow-up data from the CUSTOM III clinical trial will be presented at the annual EuroPCR meeting, taking place May 13 through 16 in Barcelona, Spain. The company will exhibit as well as host a symposium on customizable drug-eluting stents.

Schedule of XTENT Events for EuroPCR

Tuesday, May 13, 2008, 3:30-6:30 p.m. CEST

Late-Breaking Clinical Trial: CUSTOM III trial 6-month follow-up results.

Bernard de Bruyne, M.D., Ph.D, Cardiovascular Center, OLV Hospital in Aalst, Belgium, the principal investigator of the CUSTOM III clinical trial, will present six-month follow-up data from the CUSTOM III trial evaluating use of the Custom NX® Drug Eluting Stent (DES) System in patients with long or multiple coronary lesions.

Wednesday, May 14, 2008, 5:00-6:30 p.m. CEST

Evening symposium: Customizable drug-eluting stents: a breakthrough approach to the percutaneous treatment of coronary artery disease.

The symposium will provide an overview of the Custom NX DES System with respect to the treatment of long and multi-lesion coronary artery disease, and the CUSTOM clinical program.

About the Custom NX® DES System

Custom NX is designed to enable a more personalized approach to the treatment of arterial disease based on each patient’s individual lesion characteristics. The Custom NX system allows physicians to customize the length and diameter of the stent at the site of the lesion. The system features a proprietary modular stent design that consists of multiple 6mm cobalt chromium segments coated with Biolimus A9(R) and PLA, a biodegradable drug carrier. The Custom NX delivery system enables separation at each 6mm segment and allows for the placement of up to 60mm of stent.

About XTENT

XTENT, Inc. is a medical device company focused on developing and commercializing innovative customizable drug eluting stent (DES) systems for the treatment of coronary artery disease (CAD). CAD is the most common form of cardiovascular disease and the number one cause of death in the United States and Europe. XTENT® Custom NX® DES Systems are designed to enable the treatment of single lesions, long lesions and multiple lesions of varying lengths and diameters, in one or more arteries with a single device.   Note:  XTENT® Custom NX® DES Systems have not been approved for sale by any regulatory authority.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Statements in this press release regarding XTENT’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties.  Specifically, these statements include, but are not limited to those concerning: XTENT’s expectations with respect to the timing of its regulatory filings, the timing of the commercialization of its products and the timing of the release of its clinical trial data. Forward-looking statements are based on management’s current, preliminary expectations, and are subject to risks and uncertainties that could cause actual results to differ from the results predicted and which are included in the “Risk Factors” section of XTENT’s annual report on Form 10-K for the year ended December 31, 2007.  This annual report was filed with the SEC on March 17, 2008, and is available on the company’s investor relations website at http://www.xtentinc.com and on the SEC’s website at http://www.sec.gov.  Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made.  XTENT undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

XTENT, INC.

(a development stage company)
Condensed Statements of Operations
(unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Operating expenses:
Research and development (1)	$9,421	$6,223
General and administrative (1)	3,442	2,461
Total operating expenses	12,863	8,684

Loss from operations	(12,863)	(8,684)

Interest and other income, net	406	749

Net loss	$(12,457)	$(7,935)

Net loss per share - basic and diluted	$(0.54)	$(0.55)

Weighted-average common shares outstanding used in per share calculation	22,923	14,482

(1) Includes the following stock-based compensation charges:
Research and development	$388	$388
General and administrative	$650	$420

XTENT, INC.

(a development stage company)

Condensed Balance Sheets
(unaudited, in thousands)

	March 31, 2008	December 31, 2007

Cash, cash equivalents and short term investments	$46,494	$57,760
Working capital	43,331	54,581
Total assets	51,649	62,415

Deficit accumulated during the development stage	(105,317)	(92,860)
Total stockholders’ equity	47,062	58,331

Investor Relations: Tim Kahlenberg, Chief Financial Officer of XTENT, Inc., 650-475-9400, tkahlenberg@xtentinc.com

Media Relations: Aimee Corso, 310-780-2661, acorso@wcpglobal.com, or Julio Cantre, 415-946-1055, jcantre@wcpglobal.com, both for XTENT, Inc.

http://www.xtentinc.com